Room 4561

      July 8, 2005

Mr. Barry Steinberg
Chairman, Chief Executive Officer and
Director
Manchester Technologies, Inc.
160 Oser Avenue
Hauppauge, NY 11788

      Re:	Manchester Technologies, Inc.
   Form 10-K for the fiscal year ended July 31, 2004
Forms 10-Q for the fiscal quarters ended October 31, 2004, January 31, 2005 and April 30, 2005
   File No. 000-21695


Dear Mr. Steinberg:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Craig Wilson
							Senior Assistant Chief
Accountant


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Mr. Barry Steinberg
Manchester Technologies, Inc.
June 7, 2005
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